Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Family Life Corporation

Financial Industries Real Estate Corporation

Financial Industries Securities Corporation

Financial Industries Insurance Sales Corporation of San Francisco

Financial Industries Sales Corporation of Central Texas

FIC Realty Services, Inc.

FIC Computer Services, Inc.

FIC Property Management, Inc.

FIC Jet Charter, Inc.

FIC Insurance Services, L.P.

Investors Life Insurance Company of North America

FIC Financial Services, Inc.

FIC Insurance Group Services, LLC

InterContinental Life Corporation

ILG Sales Corporation

InterContinental Growth Plans, Inc.

InterContinental Life Agency, Inc.

ILG Securities Corporation